EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

GBT Technologies, Inc.

We consent to the inclusion in the foregoing Amendment No.1 to the Form S-1\A Registration Statement of GBT Technologies, Inc. (the “Company”), our report dated March 31, 2021 relating to our audits of the consolidated balance sheets as of December 31, 2020 and 2019, and consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2020 and 2019.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

January 31, 2022